Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

CROWN CASTLE INTERNATIONAL

COMPLETES SALE OF UK SUBSIDIARY

AUGUST 31, 2004 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE: CCI) announced today the completion of the sale of its UK subsidiary to National Grid Transco Plc for $2.035 billion in cash. Contemporaneously with the closing of the sale, Crown Castle used approximately $1.3 billion of the proceeds from the transaction to fully repay the credit facility of its restricted group operating company.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 68 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 10,600 and over 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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